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                                                                EXHIBIT 99(K)(2)

                             PAYING AGENT AGREEMENT

     This PAYING AGENT AGREEMENT dated as of this ____ day of September, 1998 (this "Agreement"), by and between The Bank of New York, a New York banking corporation (the "Paying Agent"), and ANZ Exchangeable Preferred Trust (such trust and the trustees thereof acting in their capacities as such being referred to herein as the "Trust"), a business trust created pursuant to the Business Trust Act (the "Delaware Act") of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del. C. (Sections 3801 et seq.)) and governed by the Second Amended and Restated Trust Agreement by and among ML IBK Positions, Inc., as sponsor, the Trustees named therein and the Holders from time to time, dated as of September __, 1998 (the "Trust Agreement").

                              W I T N E S S E T H

     WHEREAS, the Trust is a non-diversified, closed-end management investment company, as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"), created for the purposes of issuing Trust Units Exchangeable for Preference SharesSM ("TrUEPrS(SM)") in accordance with the terms and conditions of the Trust Agreement and investing the proceeds thereof in and holding Mandatorily Redeemable Debt Securities due 2047 (the "Debt Securities") issued by Carlotta (U.K) Company (the "U.K. Company");

     WHEREAS, the Trust desires to engage the services of the Paying Agent to assume certain responsibilities and to perform certain duties as the paying agent, transfer agent and registrar with respect to the TrUEPrS upon the terms and conditions of this Agreement; and

     WHEREAS, the Paying Agent is qualified and willing to assume such responsibilities and to perform such duties, subject to the supervision of the Trust, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the respective meanings specified in the Trust Agreement.

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(SM)  Service mark of Merrill Lynch & Co., Inc.
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                                   ARTICLE II

                                  PAYING AGENT

     2.1 APPOINTMENT OF PAYING AGENT AND ACCEPTANCE. The Trust Agreement provides that The Bank of New York shall act as the initial Paying Agent. The Bank of New York accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Trust Agreement and the provisions set forth in this Article II as Paying Agent with respect to the TrUEPrS. Without limiting the generality of the foregoing, The Bank of New York, as Paying Agent, agrees that it shall establish and maintain the Trust Account, subject to the provisions of Section 2.3 hereof.

     2.2 CERTIFICATES AND NOTICES. The Trust shall deliver to the Paying Agent the certificates and notices required to be delivered to the Paying Agent pursuant to the Trust Agreement, and the Paying Agent shall mail or publish such certificates or notices as required by the Trust Agreement, but the Paying Agent shall have no responsibility to confirm or verify the accuracy of certificates or notices of the Trust so delivered.

     2.3 PAYMENTS AND INVESTMENTS. The Paying Agent shall make payments out of the Trust Account as provided for in Section 3.02 of the Trust Agreement. The Paying Agent shall make payments for any of the Trust's ongoing expenses out of a separate expense account as provided for in Section 3.05 of the Trust Agreement. The Paying Agent on behalf of the Trust shall take the actions set forth in Sections 2.06, 2.07, 3.02, 3.04, 3.05, 5.02, 5.03, 7.02 and 7.03 of the
Trust Agreement upon instructions to do so from the Administrator of the Administration Agreement (except that with respect to its obligations under Section 7.03 of the Trust Agreement, the Paying Agent shall act without instructions from the Administrator).

     2.4 INSTRUCTIONS FROM ADMINISTRATOR. The Paying Agent shall receive and execute all instructions from the Administrator, except to the extent they conflict with or are contrary to the terms of the Trust Agreement or this Agreement. In such cases wherein the Administrator and the Paying Agent are the same party, the Paying Agent shall act in conjunction with the duties it agreed to and responsibilities it accepted in the Administration Agreement.

                                  ARTICLE III
                          TRANSFER AGENT AND REGISTRAR

     3.1 ORIGINAL ISSUE OF CERTIFICATES. On the date the TrUEPrS sold pursuant to the Purchase Agreement are originally issued, certificates for the TrUEPrS shall be issued by the Trust, and, at the written request of the Trust, registered in such names and such denominations as the Underwriters shall have previously requested of the Trust, executed manually or in facsimile by the Managing Trustee and countersigned by the Paying Agent. At no time shall the aggregate number of TrUEPrS represented by such countersigned certificates exceed the number of then outstanding TrUEPrS, except as permitted by Section
3.4 hereof.

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     3.2  REGISTRY OF HOLDERS.  The Paying Agent shall maintain a registry of the Holders of the TrUEPrS.

     3.3 REGISTRATION OF TRANSFER OF THE TrUEPrS. The TrUEPrS shall be registered for transfer or exchange, and new certificates shall be issued, in the name of the designated transferee or transferees, upon surrender of the old certificates in form deemed by the Paying Agent properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form as the Paying Agent may require by a guarantor reasonably believed by the Paying Agent to be responsible, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes or funds necessary for the payment of such taxes.

     3.4  LOST CERTIFICATES.  If there shall be delivered to the Paying Agent
(i) evidence to its satisfaction of the destruction, loss or theft of any certificate for a TrUEPrS and (ii) such security or indemnity as may be required by it to hold it and any of its agents harmless, then, in the absence of notice to the Paying Agent that such certificate has been acquired by a bona fide purchaser, the Managing Trustee shall execute and upon its request the Paying Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen certificate, a new certificate of like tenor, and bearing a number not contemporaneously outstanding. Any request by the Managing Trustee to the Paying Agent to issue a replacement or new certificate pursuant to this Section
3.4 shall be deemed to be a representation and warranty by the Trust to the Paying Agent that such issuance will comply with provisions of law, the Trust Agreement and the resolutions adopted by the Trustees with respect to lost securities. If after the delivery of such new certificate, a bona fide purchaser of the original certificate in lieu of which such new certificate was issued presents for payment such original certificate, the Trust and the Paying Agent shall be entitled to recover such new certificate from the person to whom it was delivered or any transferee thereof, except a bona fide purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Trust or the Paying Agent in connection therewith. Upon the issuance of any new certificate under this Section 3.4, the Trust and the Paying Agent may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Paying Agent) connected therewith.

     3.5 TRANSFER BOOKS. The Paying Agent shall maintain the transfer books listing the Holders of the TrUEPrS. In case of any written request or demand for the inspection of the transfer books of the Trust or any other books in the possession of the Paying Agent, the Paying Agent will notify the Trust and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the transfer books or other books to any person in case it is advised by its counsel that its failure to do so would be unlawful.

     3.6 DISPOSITION OF CANCELLED CERTIFICATES; RECORDS. The Paying Agent shall retain certificates which have been cancelled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission") for six calendar years from the date of such cancellation, and shall make such records available during this period at any time, or from

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time to time, for reasonable periodic, special, or other examinations by representatives of the Commission and the Board of Governors of the Federal Reserve System. In case of any request or demand for the inspection of the register of the Trust or any other books in the possession of the Paying Agent, the Paying Agent will notify the Trust and seek to secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the register or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful, or (ii) expose it to liability, unless the Trust shall have offered indemnification satisfactory to the Paying Agent.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE TRUST

     The Trust represents and warrants to the Paying Agent that:

     (a) the Trust is a validly existing business trust under the Delaware Act and has full power under the Trust Agreement to execute and deliver this Agreement and to authorize, create and issue the TrUEPrS;

     (b) this Agreement has been duly and validly authorized, executed and delivered by the Trust and constitutes the valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

     (c) the form of the certificate evidencing the TrUEPrS complies with all applicable laws of the State of Delaware;

     (d) the TrUEPrS have been duly and validly authorized, executed and delivered by the Trust and are validly issued;

     (e) the offer and sale of the TrUEPrS pursuant to the Purchase Agreement has been registered under the Securities Act of 1933, as amended, and the Trust has been registered under the Investment Company Act and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or the issuance of the TrUEPrS;

     (f) the execution and delivery of this Agreement and the issuance and delivery of the TrUEPrS do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Trust Agreement, any law or regulation, any order or decree of any court or public authority having jurisdiction over the Trust, or any mortgage, indenture, contract, agreement or undertaking to which the Trust is a party or by which it is bound; and

     (g) no taxes are payable upon or in respect of the execution of this Agreement or the issuance of the TrUEPrS.

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                                   ARTICLE V

                               DUTIES AND RIGHTS

     5.1 DUTIES. (a) The Paying Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

     (b) In the absence of bad faith, gross negligence or willful misfeasance on its part in the performance of its duties hereunder or its reckless disregard of its duties and obligations hereunder, the Paying Agent shall not be liable for any action taken, suffered, or omitted in the performance of its duties under this Agreement or in accordance with any direction or request of the Managing Trustee not inconsistent with the provisions of this Agreement. The Paying Agent shall under no circumstances be liable for any punitive, exemplary, indirect or consequential damages hereunder.

     5.2 RIGHTS. (a) The Paying Agent may rely and shall be protected in acting in good faith or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Paying Agent shall not be liable for acting upon any telephone communication authorized hereby which the Paying Agent believes in good faith to have been given by the Managing Trustee.

     (b) The Paying Agent may consult with legal counsel and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

     (c) The Paying Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys appointed with due care by it hereunder but shall be liable for the acts and omissions of such persons to the same extent as if the functions had been performed by the Paying Agent itself.

     5.3 DISCLAIMER. The Paying Agent makes no representation as to (a) the first two recitals of this Agreement or (b) the validity, sufficiency, marketability or adequacy of the TrUEPrS.

     5.4 COMPENSATION, EXPENSES AND INDEMNIFICATION. (a) The Paying Agent shall receive for all services rendered by it under this Agreement and, upon the prior written approval of the Trust, for all reasonable expenses, disbursements and advances incurred or made by the Paying Agent in accordance with any provision of this Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), as provided in
Section 3.1 of the Administration Agreement.

     (b) The Trust shall indemnify the Paying Agent for and hold it harmless against any loss, liability or claim arising out of or in connection with the performance of its obligations under this Agreement and any reasonable cost or expense (including the reasonable costs of investigation, preparation for and defense of legal and/or administrative proceedings relating to a claim against it and reasonable attorneys' fees and disbursements) incurred in connection with

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any such loss, liability or claim, provided such loss, liability, claim or reasonable cost or expense is not the result of gross negligence, willful misfeasance or bad faith on its part in the performance of its duties hereunder or its reckless disregard of its duties or obligations hereunder. Notwithstanding the foregoing, it is understood that (i) the Trust shall not, in respect of the legal expenses of the Paying Agent in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel), (ii) the Trust shall not be liable for any settlement of any proceeding effected without the written consent of the Trust, but if settled with such consent or if there be a final judgment for the third party claimant, the Trust agrees to indemnify the Paying Agent from and against any loss or liability by reason of such settlement or judgment, (iii) the Trust may not pay any amounts to the Paying Agent under this Section 5.4(b) from the Trust Estate and (iv) the Trust shall not be liable for any loss, liability or claim or any expense (including the reasonable costs of investigation, preparation for and defense of legal and/or administrative proceedings related to a claim against the Paying Agent and reasonable attorneys' fees and disbursements) in an amount in excess of the amount received by the Trust under the Trust Expense Agreement and the Expense and Indemnity Agreement in connection with such loss, liability or claim. The indemnification provided by this Section 5.4(b) shall survive the termination of this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1 TERM OF AGREEMENT. (a) The term of this Agreement is unlimited unless terminated as provided in this Section 6.1 or unless the Trust is dissolved, in which case this Agreement shall terminate ten days after the date of dissolution of the Trust. This Agreement may be terminated by the Paying Agent or by the Trust without penalty upon 60 days prior written notice to the other party hereto; provided that neither party hereto may terminate this Agreement pursuant to this Section 6.1(a) unless a successor Paying Agent shall have been appointed and shall have accepted the duties of the Paying Agent. Notwithstanding the foregoing, the termination of the Trust Agreement, any Security and Pledge Agreement, the Administration Agreement or the Custodian Agreement or the resignation or removal of the Custodian shall cause the termination of this Agreement simultaneously therewith. If, within 30 days after notice by the Paying Agent of termination of this Agreement, no successor Paying Agent shall have been selected and accepted the duties of the Paying Agent, the Paying Agent may apply to a court of competent jurisdiction for the appointment of a successor Paying Agent.

     (b) The respective rights and duties of the Trust and the Paying Agent under this Agreement shall cease upon termination of this Agreement, except as otherwise provided in this paragraph (b) and except that Section 5.4 hereof shall survive the termination of this Agreement. Upon termination of this Agreement, the Paying Agent shall, at the Trust's request, promptly deliver to the Trust or to any successor Paying Agent as requested by the Trust (i) copies of all books and records maintained by it and (ii) any funds deposited with the Paying Agent by the Trust.

     6.2  COMMUNICATIONS.   All notices, requests and other communications given
by any party under this Agreement shall be directed as follows (or to such other address for a

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particular party as shall be specified by such party in a like notice given pursuant to this Section 6.2):

     The Trust:                   ANZ Exchangeable Preferred Trust
                                  c/o Puglisi & Associates
                                  850 Library Avenue
                                  Suite 204
                                  Newark, Delaware  19715
                                  Telephone:  (302) 738-6680
                                  Telecopier: (302) 738-7210

     The Paying Agent:            The Bank of New York
                                  101 Barclay Street
                                  New York, New York  10286
                                  Attn:  Hugo Gindraux
                                  Telephone:  (212) 815-
                                  Telecopier: (212) 815-5999

     A copy of any notice, request or other communication given by any party under this Agreement shall be directed to the Administrator if the duties of the Administrator are being performed by a Person other than the Person performing the obligations of the Paying Agent. Except for communications authorized to be made by telephone pursuant to this Agreement, each such notice, request or communication shall be in writing and shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery in the United States) to the offices set forth above, in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices, (ii) transmitted by any standard form of telecommunication to the offices set forth above, in which case they shall be deemed received on the first Business Day by which a standard confirmation that such transmission occurred is received by the transmitting party (unless such confirmation states that such transmission occurred after 5:00 P.M. on such first Business Day, in which case delivery shall be deemed to have been received on the immediately succeeding Business Day), or (iii) sent by certified mail, return receipt requested to the offices set forth above, in which case they shall be deemed received when receipted for unless acknowledgment of receipt is refused (in which case delivery shall be deemed to have been received on the first Business Day on which such acknowledgment is refused). Communications shall be given by the Trust or by the Administrator, provided that the Trust shall not have delivered previously to the Paying Agent an instrument in writing revoking the authorization of the Administrator to act for it pursuant hereto.

     6.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.

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     6.4  NO THIRD PARTY BENEFICIARIES.  Nothing herein, express or implied, shall give to any Person, other than the Trust, the Paying Agent and their respective successors and permitted assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

     6.5 AMENDMENT; WAIVER. (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of each party hereto. The Trust shall notify the Paying Agent of any change in the Trust Agreement prior to the effective date of any such change.

     (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

     6.6 SUCCESSORS AND ASSIGNS. Any corporation into which the Paying Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Paying Agent shall be a party, shall be the successor Paying Agent hereunder and under the Trust Agreement without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, provided that such corporation meets the requirements set forth in the Trust Agreement. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors of each of the Trust and the Paying Agent. This Agreement shall not be assignable by either the Trust or the Paying Agent without the prior written consent of the other party.

     6.7 SEVERABILITY. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

     6.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     6.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                              ANZ EXCHANGEABLE PREFERRED TRUST

                              By:   __________________________
                                    Donald J. Puglisi,
                                    as Managing Trustee

                              THE BANK OF NEW YORK

                              By:   __________________________
                                    Name:
                                    Title:

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